UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
Signatures

Item 7.01. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the September 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2004

By:	/s/ Adelina Louie

Name: Adelina Louie Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
September 2004

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance

The Taiwan Stock Exchange Index (the “TAIEX”) gained slightly in September, it was up 1.6% month-over-month in U.S. dollar terms. In spite of concerns over the skyrocketed oil prices, ample liquidity and seasonality were the two factors drawing investor interest in bargain hunting for large market capitalization stocks. Foreign institutions, on the other hand, continued the consecutive fund inflows in September, in response to the positive sentiment backed by the Morgan Stanley Capital International (“MSCI”) re-weighting changes to the Taiwan market. In terms of sector performance for the month of September, the two best performing sectors were steel and textile, which gained 12% month-over-month and 11% month-over-month, respectively, followed by the financial sector, which increased 5%. However, the lackluster technology outlook and slowdown in the end-market demand resulted in the technology sector dropping 2.6% in September, reversing in part the 8% gain in August.

Market outlook and portfolio strategy

Looking ahead, we anticipate that the Taiwan stock market will continue a consolidation trading range, with some potential upside before the Chinese New Year. Our view is mainly based on the seasonal up-pick for the technology sector, healthy domestic demand and stronger-than-expected demand for the cyclical sectors. Our portfolio strategy will be to continue to increase weighting in the domestic demand sectors and industrial cyclical shares for those stocks with stable earnings in the coming quarters. In addition, we will continue to hold quality blue chips in downstream technology shares and continue to search for quality small cap stocks with growth potential going forward. In the mid-term, we will reduce the weighting in cyclical growth if there is a rebound and move to more defensive sectors.

Total Fund Sector Allocation

As of 09/30/04	% of	% of
	Total Fund	TAIEX
Finance	20.20	20.43
PC & Peripherals	14.80	14.11
Semiconductor	13.80	14.24
Telecommunications	11.50	2.04
Electronics	10.90	12.15
Plastics	6.00	11.34
Iron & Steel	5.30	4.10
Retail	3.80	0.78
Textiles & Apparel	3.50	1.84
Others & Miscellaneous	2.30	9.76
Chemicals	1.70	1.41
Automobiles, Tires & Accessories	1.70	1.84
Shipping	1.60	2.99
Cement	0.10	0.97
Electrical Equipment	0.00	1.30
Wire & Cable	0.00	0.70
Total	97.20	100.00
Cash	2.80
Tech	51.00	42.54
Non-Tech	28.80	37.03
Financial	20.20	20.43

Total Net Assets: US$209.45Million

Top 10 Holdings of Total Fund Portfolio

As of 09/30/04	% of Total Portfolio

Chungwha Telecom Co. Ltd.	7.67
Asustek Computer, Inc.	6.15
China Steel Corp.	5.35
Cathay Financial Holding Co. Ltd.	5.08
Hon Hai Precision Industry Co. Ltd.	4.81
Mega Financial Holding Co.	4.59
Taiwan Semiconductor Manufacturing Co.	4.45
Chinatrust Financial Holdings Co. Ltd.	4.43
Taishin Financial Holdings Co. Ltd.	4.16
President Chain Store Corp.	3.84
Total	50.53

NAV: US$12.86                    Price: US$11.18                    Discount: -13.06%
No. of Shares: 16.3Million

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Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	0.63	1.60
Fiscal Year to Date**	0.63	1.60
One Year	0.86	3.56
Three Years	13.17	17.79
Five years	-8.51	-6.37
Ten Years	-2.68	-4.45
Since Inception	9.31	10.49

*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

** The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 08/31/04	As of 09/30/04
TAIEX	5765.54	5845.69
% change in NTD terms	6.36	1.39
% change in USD terms	-9.38	-1.38
NTD Daily avg. trading volume (In Billions)	62.57	76.34
USD Daily avg. trading volume (In Billions)	1.89	2.25
NTD Market Capitalization (In Billions)	12845.70	13125.40
USD Market Capitalization (In Billions)	388.65	386.27
FX Rate: (NT$/US$)	33.052	33.98

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

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